EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2010 with respect to the statements of financial condition of the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors as of December 31, 2009 and 2008 and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 2009 included in Exhibit 99.1 of Chemical Financial Corporation's Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Andrews Hooper & Pavlik P.L.C. Certified Public Accountants

Saginaw, Michigan
April 29, 2010